QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1
HURLEY, LYNCH & RE, PC LETTERHEAD
August 28, 2001

Board of Directors AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, OR 97258

Gentlemen:

    In connection with the registration of 4,795,775 shares of common stock, $.0001 par value (the "Common Stock"), of AVI BioPharma, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on August 28, 2001, and the proposed offer and sale of the Common Stock pursuant to the Registration Statement, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock are validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

    Very truly yours,
    /s/
    HURLEY, LYNCH & RE, PC

QuickLinks

EXHIBIT 5.1 HURLEY, LYNCH & RE, PC LETTERHEAD August 28, 2001